Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of IceWEB, Inc., SEC File No. 333-183917, and the related prospectuses, of our audit report dated October 10, 2014 on the consolidated balance sheets of IceWEB, Inc. and Subsidiaries as of June 30, 2014 and September 30, 2013 and 2012 and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the nine months ended June 30, 2014 and June 30, 2013 (unaudited) and for the years ended September 30, 2013 and 2012, which is included in the Annual Report on Form 10-KT of IceWEB, Inc. for the nine months ended June 30, 2014. We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ D’Arelli Pruzansky, P.A.
 Certified Public Accountants

Boca Raton, Florida
October 10, 2014